Exhibit 10.24

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made as of November 27, 2002 (the “Effective Date”), by and among Bear Stearns Merchant Manager II, LLC, a Delaware limited liability company (“BSMB”), VS Holdings, Inc., a Delaware corporation (“Holdings”) and Vitamin Shoppe Industries Inc., a New York corporation (“VSI” and, together with Holdings, the “Companies”). Certain capitalized terms used herein are defined in Section 9 below.

WHEREAS, the Companies and BSMB/VSI Acquisition, Inc., a New York corporation, and certain securityholders of VSI are parties to an agreement and plan of merger, dated as of October 8, 2002 (the “Merger Agreement”); and

WHEREAS, the Companies desire to retain BSMB with respect to the services described herein.

NOW, THEREFORE, the parties agree as follows:

1. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall terminate on the first to occur of (a) the tenth anniversary of the Effective Date, (b) the consummation of a Company Sale, (c) the consummation of a Qualified Public Offering, and (d) such other date as to which BSMB and the Companies agree.

2. Services. BSMB shall perform or cause to be performed such services for the Companies and their respective subsidiaries as mutually agreed by BSMB and the Companies’ boards of directors, which may include, without limitation, the following:

(a) general advisory and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Companies or their subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resource functions, including searching, identifying and hiring of executives and directors; and

(g) other services for the Company and its subsidiaries upon which the Companies’ boards of directors and BSMB agree.

3. Advisory Fee.

(a) In consideration of BSMB’s undertaking to provide advisory services hereunder, the Companies shall pay BSMB an annual advisory fee (the “Advisory Fee”) in an amount for each fiscal year equal to the greater of (i) $750,000 and (ii) 0.25% of the annual gross sales of VSI and its subsidiaries for such fiscal year, calculated as provided below and payable in advance in quarterly installments, for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof. The Companies shall be jointly and severally liable for payment of all Advisory Fees payable under this Agreement, and the Advisory Fees shall be payable by the Companies whether or not the Companies actually request that BSMB provide the services described in Section 2 above. All Advisory Fees shall be fully earned when paid.

(b) The first installment of the Advisory Fee, for the period beginning on the date hereof and ending on the last Saturday in March 2003, shall be payable on the date hereof (unless otherwise directed by BSMB) in an amount equal to $375,000 multiplied by a fraction, (i) the numerator of which is the actual number of days from and including the date hereof to and including the last Saturday in March 2003, and (ii) the denominator of which is 180.

(c) Except as otherwise provided in Section 3(d), (e) or (f) hereof, all subsequent payments of the Advisory Fee shall be in quarterly installments, payable within 15 days after the commencement of the fiscal quarter, in an amount equal to the greater of (i) $187,500, and (ii) 0.25% of the gross sales of VSI and its subsidiaries for the preceding fiscal quarter, based on available internal financial statements of VSI and its subsidiaries.

(d) Within 45 days after the end of each fiscal year of VSI (commencing with the fiscal year ended on the last Saturday in December, 2003, VSI will certify the amount of its annual gross sales for the preceding fiscal year to BSMB. To the extent that the aggregate installments of the Advisory Fees paid to BSMB with respect to such preceding fiscal year exceed the greater of (i) $750,000, and (ii) 0.25% of the gross sales of VSI and its subsidiaries for the preceding fiscal year, then VSI may set off the amount of such excess (the “Excess Fee Amount”) against its obligation to pay the next installment of the Advisory Fee (and subsequent installments as needed to recover such Excess Fee Amount in full).

(e) Upon a Company Sale or the consummation of a Qualified Public Offering, the Companies shall be obligated, jointly and severally, to pay to BSMB the minimum Advisory Fees that would be payable to BSMB pursuant to Section 3 in respect of the remainder of the then current fiscal quarter and for the next four successive fiscal quarters.

(f) Notwithstanding anything to the contrary contained herein, the Companies shall accrue but not pay the Advisory Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Companies’ financing agreements (a “Default”); provided that the Companies shall be obligated to pay any accrued Advisory Fees deferred under this Section 2(f)(i) to the extent that such payment would not constitute a Default or (ii) BSMB instructs the Companies not to pay all or any portion of the Advisory Fee during any fiscal year. Interest will accrue on all due and unpaid Advisory Fees not paid pursuant to clause (i) of the preceding sentence at 10% per annum until such Advisory Fees are paid, and such interest shall compound annually. The Companies shall be jointly and severally liable for payment of such interest.

(g) In addition to the Advisory Fee, the Companies shall be jointly and severally liable to reimburse BSMB, promptly upon request, for all reasonable out-of-pocket expenses incurred in the ordinary course of business by BSMB in connection with BSMB’s obligations hereunder, including fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations.

4. Transaction Fees.

(a) The Companies hereby agree, jointly and severally, to pay to BSMB upon the Effective Date a fee (the “Closing Fee”) for services rendered in connection with securing, structuring of and negotiating the equity and debt financing for the transactions contemplated by the Merger Agreement and certain other management services, in an amount equal to $4,575,000. The Closing Fee shall be payable by wire transfer of immediately available funds to BSMB or one or more of its designees.

(b) During the Term, the Companies shall provide BSMB a right of first offer to serve as financial advisor in connection with any transaction relating to (i) an acquisition, divestiture, or other transaction, (ii) an initial public offering by Holdings or any of its subsidiaries or (iii) a debt or equity financing, by or involving any of the Companies or their subsidiaries. If BSMB agrees to serve as the Companies’ financial advisor, BSMB shall be entitled to receive the customary amount charged by financial advisors for similar transactions plus the reasonable out-of-pocket expenses of BSMB in connection with such acquisition, divestiture, financing or other transaction. BSMB may assign its rights under this Section 4(b) generally or in connection with any actual or prospective transaction to any of The Bear Stearns Companies Inc. and its subsidiaries. If BSMB does not elect to serve as the Companies’ financial advisor, BSMB shall not receive any fees for any such financial advisory services performed for a transaction described in this Section 4(b) if and to the extent that the Companies have retained another investment bank that is also providing the same services.

5. Personnel. BSMB shall provide and devote to the performance of this Agreement such partners, employees and agents of BSMB as BSMB shall deem appropriate to the furnishing of the services required.

6. Liability. None of BSMB, any of its affiliates nor their respective partners, members, employees or agents (collectively, the “BSMB Group”) shall be liable to the Companies or the Companies’ subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless and then only to the extent that such Loss is determined by a court in a final order from which no appeal can be taken, to have resulted primarily from the gross negligence or willful misconduct on the part of such member of the BSMB Group. BSMB makes no representations or warranties, express or implied, in respect of the services to be provided by the BSMB Group. Except as BSMB may otherwise agree in writing on or after the date hereof: (i) each member of the BSMB Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Companies or their subsidiaries and (B) do business with any client or customer of the Companies or their subsidiaries; (ii) no member of the BSMB Group shall be liable to the Companies or their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the BSMB Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (x) a Company or any of its subsidiaries, on the one hand, and (y) BSMB, on the other hand, or any other person, no member of the BSMB Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to such Company or its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any of the Companies, their subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any member of the BSMB Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to such Company, its subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 7 below) relating to the services which may be provided by BSMB hereunder.

7. Indemnity. The Companies and their subsidiaries shall defend, indemnify and hold harmless each member of the BSMB Group from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any member of the BSMB Group except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted primarily from the gross negligence or willful misconduct by such member of the BSMB Group. The Companies and their subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Companies and their subsidiaries or any member of the BSMB Group, or in which any member of the BSMB Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by the BSMB Group, except that if such damage shall be proven to be the direct result of gross negligence or willful misconduct by a member of the BSMB Group then such member of the BSMB Group shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Companies:

c/o Vitamin Shoppe Industries Inc.

4700 Westside Avenue

North Bergen, NJ 07047

Attention: Chief Executive Officer

Fax: (201) 866-5227

with a copy to

VS Holdings, Inc.

c/o BSMB/VSI Acquisition, Inc.

383 Madison Avenue, 40th Floor

New York, New York 10179

Attention: Richard L. Perkal

Fax: (212) 272-7425

To BSMB:

Bear Stearns Merchant Manager II, LLC

c/o Bear, Stearns & Co., Inc.

383 Madison Avenue, 40th Floor

New York, New York 10179

Attention: Richard L. Perkal

Fax: (212) 272-7425

9. Certain Definitions. For purposes of this Agreement,

“Company Sale” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or group of independent third parties pursuant to which such party or parties (a) acquire (whether by merger, consolidation, or transfer or issuance of capital stock or otherwise) capital stock of Holdings (or any surviving or resulting corporation) possessing the voting power to elect a majority in voting power of the board of directors of Holdings (or such surviving or resulting corporation), or (b) acquire assets constituting all or substantially all of the assets of Holdings and its subsidiaries (as determined on a consolidated basis).

“Public Offering” means any offering by Holdings of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Qualified Public Offering” means the consummation of an underwritten Public Offering of shares, of Holdings’ common stock, in which the aggregate gross proceeds to Holdings and any selling stockholders for the sale of such shares exceed $80,000,000.

10. Assignment. Except as provided in Section 4(b), no party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that BSMB may, without the consent of the Companies, assign its rights under this Agreement to any of its affiliates.

11. No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

13. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

14. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VS HOLDINGS, INC.

By:	/s/ Thomas Tolworthy

Name:	Thomas Tolworthy
Title:	President

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas Tolworthy

Name:	Thomas Tolworthy
Title:	President

BEAR STEARNS MERCHANT MANAGER II, LLC

By:	JDH Management LLC,
its Manager

By:	/s/ Richard L. Perkal

Name:	Richard L. Perkal
Title: